Exhibit 5.1

601 Lexington Avenue

New York, NY 10022

United States

+1 212 446 4800

www.kirkland.com

December 17, 2021

KORE Group Holdings, Inc.

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

Ladies and Gentlemen:

We are acting as special counsel to KORE Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1, to be filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2021, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as it may be subsequently as amended or supplemented and including the exhibits thereto, is hereinafter referred to as the “Registration Statement”).

The Registration Statement relates to (A) the issuance of up to 8,911,745 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) upon the exercise of a like number of warrants of the Company, each exercisable for one share of Common Stock and (B) the resale or distribution from time to time by the selling stockholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to 12,186,326 shares of Common Stock consisting of (i) 186,326 shares of Common Stock (the “Selling Stockholder Shares”) issued and outstanding and (ii) 12,000,000 shares of Common Stock (the “Notes Shares”) issuable upon the exercise of the Company’s 5.50% Exchangeable Senior Notes due 2028 (the “Exchangeable Notes”).

In connection with the registration of the resale of the Selling Stockholders Shares and the Notes Shares and the issuance of the Warrants Shares, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company; (ii) resolutions of the Company with respect to the registration of the resale of Selling Stockholder Shares and the Notes Shares and the issuance of the Warrant Shares; and (iii) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and are non-assessable.

2.

The Warrant Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

3.

The Notes Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Exchangeable Notes, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

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This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP